Exhibit 99.1

Natural Alternatives International, Inc.

Announces Record Fourth Quarter Net Sales

and Changes to Executive Team

SAN MARCOS, CALIF, July 6, 2006 /PRNewswire/ —Natural Alternatives International, Inc. (“NAI”) (Nasdaq: NAII), a leading formulator, manufacturer and marketer of customized nutritional supplements, today announced record net sales in excess of $33 million for the three months ended June 30, 2006, surpassing the previous quarterly net sales record set in the fourth quarter of fiscal 2005.

NAI also announced changes to its executive team. John Dullea has assumed additional responsibilities as Executive Vice President of NAI and will be responsible for all sales and marketing activities of NAI. Mr. Dullea also serves as President of Real Health Laboratories, Inc., NAI’s recently acquired, wholly owned subsidiary. Tim Belanger, former Senior Vice President – Sales and Marketing, and Mark Zimmerman, former Vice President - Operations, are no longer with the company.

President Randell Weaver commented, “We wish Messrs. Belanger and Zimmerman well and appreciate their accomplishments at NAI. We are confident that the realignment of our executive management team will enable us to maintain our commitment to growing and strengthening relationships with both new and existing highly valued, contract manufacturing customers, and our strategic focus on marketing our own branded products in new distribution channels.”

NAI, headquartered in San Marcos, California, is a leading formulator, manufacturer and marketer of nutritional supplements and provides strategic partnering services to its contract manufacturing customers. Our comprehensive partnership approach offers a wide range of innovative nutritional products and services to our clients including: scientific research, clinical studies, proprietary ingredients, customer-specific nutritional product formulation, product testing and evaluation, marketing management and support, packaging and delivery system design, regulatory review and international product registration assistance. For more information about NAI, please see our website at www.nai-online.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 that are not historical facts and information. These statements represent our intentions, expectations and beliefs concerning future events, including, among other things, the effects of personnel changes and our ability to grow and strengthen our relationships with contract manufacturing customers and to implement our strategic plans. We wish to caution readers these statements involve risks and uncertainties that could cause actual results and outcomes for future periods to differ materially from any forward-looking statement or views expressed herein. NAI’s financial performance and the forward-looking statements contained herein are further qualified by other risks including those set forth from time to time in the documents filed by us with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

SOURCE – Natural Alternatives International, Inc.

CONTACT – John R. Reaves, Chief Financial Officer, Natural Alternatives International, Inc., 760-736-7700 or

investor@nai-online.com.